Exhibit 10.1

TRIUMPH GROUP, INC.

EXECUTIVE INCENTIVE PLAN

(Effective September 28, 2010)

ARTICLE I

DEFINITIONS

As used in this Plan, the following terms shall have the meanings herein specified:

1.1           2004 Plan - shall mean the Triumph Group, Inc. 2004 Stock Incentive Plan, pursuant to which any Earned Stock Award or Triumph Stock awarded under this Plan shall be issued.

1.2           Award Period - shall mean a period of three consecutive Plan Years, which shall include a Performance Period followed by a Forfeiture Period.

1.3           Board of Directors - shall mean the Board of Directors of the Company.

1.4           Cause - shall mean:

(a)           the willful and continued failure of the Participant to perform substantially the Participant’s duties with the Company (other than any such failure resulting from incapacity due to physical or mental illness or following notice of employment termination by the Participant) after a written demand for substantial performance is delivered to the Participant by the Board of Directors or any employee of the Company with supervisory authority over the Participant that specifically identifies the manner in which the Board of Directors or such supervising employee believes that the Participant has not substantially performed the Participant’s duties; or

(b)           the willful engaging by the Participant in illegal conduct or gross misconduct that is materially and demonstrably injurious to the Company.

No act, or failure to act, on the part of the Participant shall be considered “willful” unless it is done, or omitted to be done, by the Participant in bad faith or without reasonable belief that the Participant’s action or omission was in the best interests of the Company.  Any act, or failure to act, based upon (A) authority given pursuant to a resolution duly adopted by the Board of Directors, or if the Company is not the ultimate parent corporation of the Company’s affiliates and is not publicly-traded, the board of directors of the ultimate parent of the Company (the “Applicable Board”), or (B) the advice of counsel for the Company shall be conclusively presumed to be done, or omitted to be done, by the Participant in good faith and in the best interests of the Company.  The cessation of employment of the Participant shall not be deemed to be for Cause unless and until there shall have been delivered to the Participant a copy of a resolution duly adopted by the affirmative vote of not less than three-quarters of the entire membership of the Applicable Board (excluding the Participant, if the Participant is a member of the Applicable Board) at a meeting of the Applicable Board called and held for such purpose (after reasonable notice is provided to the Participant and the Participant is given an opportunity, together with counsel for the Participant, to be heard before the Applicable Board), finding that, in the good faith opinion of the Applicable Board, the Participant is guilty of the conduct described in Section 1.3(a) or 1.3(b), and specifying the particulars thereof in detail.

1.5           Change of Control — shall mean:

(a)           Any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) (a “Person”) becomes the beneficial owner (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 20% or more of either (A) the then-outstanding shares of common stock of the Company (the “Outstanding Company Common Stock”) or (B) the combined voting power of the then-outstanding voting securities of the Company entitled to vote generally in the election of directors (the “Outstanding Company Voting Securities”); provided, however, that, for purposes of this Section 1.4, the following acquisitions shall not constitute a Change of Control:  (i) any acquisition directly from the Company, (ii) any acquisition by the Company, (iii) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any Affiliated Company or (iv) any acquisition pursuant to a transaction that complies with Sections 1.4(c)(A), 1.4(c)(B) and 1.4(c)(C);

(b)           Individuals who, as of the date hereof, constitute the Board of Directors (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board of Directors; provided, however, that any individual becoming a director subsequent to the date hereof whose election, or nomination for election by the Company’s stockholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such individual was a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board of Directors;

(c)           Consummation of a reorganization, merger, statutory share exchange or consolidation or similar transaction involving the Company or any of its subsidiaries, a sale or other disposition of all or substantially all of the assets of the Company, or the acquisition of assets or stock of another entity by the Company or any of its subsidiaries (each, a “Business Combination”), in each case unless, following such Business Combination, (A) all or substantially all of the individuals and entities that were the beneficial owners of the Outstanding Company Common Stock and the Outstanding Company Voting Securities immediately prior to such Business Combination beneficially own, directly or indirectly, more than 50% of the then-outstanding shares of common stock (or, for a non-corporate entity, equivalent securities) and the combined voting power of the then-outstanding voting securities entitled to vote generally in the election of directors (or, for a non-corporate entity, equivalent governing body), as the case may be, of the entity resulting from such Business Combination (including, without limitation, an entity that, as a result of such transaction, owns the Company or all or substantially all of the Company’s assets either directly or through one or more subsidiaries) in substantially the same proportions as their ownership immediately prior to such Business Combination of the Outstanding Company Common Stock and the Outstanding Company Voting Securities, as the case may be, (B) no Person (excluding any corporation resulting from such Business Combination or any employee benefit plan (or related trust) of the Company or such corporation resulting from such Business Combination) beneficially owns, directly or indirectly, 20% or more of, respectively, the then-outstanding shares of common stock of the corporation resulting from such Business Combination or the combined voting power of the then-outstanding voting securities of such corporation, except to the extent that such ownership existed prior to the Business Combination, and (C) at least a majority of the members of the board of directors (or, for a non-corporate entity, equivalent governing body) of the entity resulting from such Business Combination were members of the Incumbent Board at the time of the execution of the initial agreement or of the action of the Board of Directors providing for such Business Combination; or

(d)           Approval by the stockholders of the Company of a complete liquidation or dissolution of the Company.

No event or transaction described in this Section 1.4 shall constitute a “Change of Control” unless such event or transaction constitutes a “change in control event” within the meaning of Treas. Reg. § 1.409A-3(i)(5).

1.6           Code - shall mean the Internal Revenue Code of 1986, as amended.

1.7           Committee - shall mean the Compensation and Management Development Committee of the Board of Directors.

1.8           Company - shall mean Triumph Group, Inc., a Delaware corporation.  The term “Company” shall include a subsidiary or affiliate of Triumph Group, Inc. or a corporation succeeding to the business of Triumph Group, Inc. or a subsidiary or affiliate of Triumph Group, Inc. by merger, consolidation or liquidation or purchase of assets or stock or similar transaction.

1.9           Earned Cash Award — shall mean thirty percent (30%) of the value of an Earned Incentive Award on the date the Committee determines the Earned Incentive Award under Section 6.1(a), which amount shall be paid in cash.

1.10         Earned Incentive Award — shall mean the amount of an Incentive Award earned based on the achievement of the Performance Goals over the Performance Period.

1.11         Earned Stock Award — shall mean seventy percent (70%) of the value of an Earned Incentive Award on the date the Committee determines the Earned Incentive Award under Section 6.1(a), which amount shall be paid in the form of a Stock Award pursuant to the 2004 Plan.

1.12         Fair Market Value - shall mean, as of any date and in respect of any share of Triumph Stock, the closing price on such date of a share of Triumph Stock on such date in the New York Stock Exchange Composite Transactions on such date, or if no sale shall have been made on such exchange on that date, the closing price of a share of Triumph Stock in New York Stock Exchange Composite Transactions on the last preceding date on which there was a sale.  If there is no sale of shares of Triumph Stock on the New York Stock Exchange for more than ten (10) days immediately preceding such date, the Fair Market Value of the shares of Triumph Stock shall be as determined by the Committee in such other manner as it may deem appropriate.

1.13         Forfeiture Period - shall mean the final two Plan Years of an Award Period.

1.14         Incentive Award - shall mean the award granted to a Participant under this Plan.

1.15         Overachievement Performance — shall mean the level of attainment of Performance Goals for a Performance Period at which 200% of a Target Incentive Award will be earned.

1.16         Participant - shall mean a person participating or eligible to participate in the Plan, as determined under Section 2.4.

1.17         Performance Goals — shall mean shall mean the objective financial or operating goals established by the Committee in accordance with section 162(m) of the Code.  Such Performance Goals may include specific targeted amounts of, or changes in, return on net assets (“RONA”), earnings per share on a fully diluted basis, operating income, earnings before interest, taxes, depreciation and amortization (“EBITDA”), working capital, sales growth and/or internal rate of return on capital expenditures.  Performance Goals may be applied on an absolute Company, division or subsidiary basis or relative to performance of peer group companies or other external measure of the selected Performance Goal.  A Performance Goal may include or exclude items that measure specific objectives, such as the cumulative effect of changes in generally accepted accounting principles, losses resulting from discontinued operations, securities gains and losses, restructuring, merger-related and other nonrecurring costs, amortization of goodwill and other intangible assets, extraordinary gains or losses and any unusual, nonrecurring gain or loss that is separately quantified in the Company’s financial statements.  Performance Goals expressed on a per-share basis shall, in case of a recapitalization, stock dividend, stock split or reverse stock split affecting the number of outstanding shares of the Company, be mathematically adjusted by the Committee so that the change in outstanding shares of the Company does not cause a substantive change in the applicable Performance Goal.  The Committee may adjust Performance Goals for any other objective events or occurrences which occur during an Award Period, including, but not limited to, changes in applicable tax laws or accounting principles.

1.18         Performance Period - shall be mean the first Plan Year of an Award Period.

1.19         Plan - shall mean this Triumph Group, Inc. Executive Incentive Plan, effective as of the date set forth in Section 2.2.

1.20         Plan Year - shall mean the fiscal year of the Company (April 1 — March 31).

1.21         Retirement — shall mean retirement under the Company’s retirement plans.

1.22         Target Incentive Award — shall mean, for a Participant, the Incentive Award, expressed as a percentage of the Participant’s base salary in effect on the last day of the Performance Period on which the Participant is employed with the Company, that the Participant will earn during a Performance Period, subject to the attainment of the Performance Goals at target during the Performance Period and subject to the other terms and conditions of this Plan, including, but not limited to, the forfeiture restrictions set forth in Section 3.2.

1.23         Target Performance — shall mean the level of attainment of Performance Goals for a Performance Period at which a Target Incentive Award will be earned.

1.24         Threshold Performance — shall mean the level of attainment of Performance Goals for a Performance Period at which 50% of the Target Incentive Award will be earned and below which no Incentive Award will be earned.

1.25         Triumph Stock — shall mean the common stock of the Company.

ARTICLE II

BACKGROUND, PURPOSE AND ELIGIBILITY

2.1           Purpose.  The purpose of the Plan is to promote the achievement of the Company’s short- and long-term, targeted business objectives by providing competitive incentive reward opportunities to those selected executive officers who can significantly impact the Company’s performance.  The Plan enhances the Company’s ability to attract, develop and motivate individuals as members of a talented management team while aligning their interest with those of the shareholders.

2.2           Effective Date.  The Plan is effective as of September 28, 2010, the date it was approved by the Board of Directors.

2.3           Administration.  The Committee shall have full power and authority to construe, interpret and administer the Plan and to make rules and regulations subject to the provisions of the Plan.  All decisions, actions, determinations or interpretations of the Committee shall be made in its sole discretion and shall be final, conclusive and binding on all parties.

2.4           Eligibility and Participation.  Participation in the Plan is limited to senior executives of the Company who are designated as Participants by the Committee.  No later than ninety (90) days after the beginning of each Award Period, the Committee shall designate, in writing, the Participants who are eligible to receive an Incentive Award for such Award Period.

ARTICLE III

INCENTIVE AWARDS

3.1           Incentive Awards.  For each Award Period, the Committee shall designate (a) the Target Incentive Award for each Participant and (b) the Performance Goals applicable to each Incentive Award.  The amount of any Incentive Award earned will be based on the attainment of the designated Performance Goals over the Performance Period, subject to reduction following the Forfeiture Period, as provided in Section 3.2 below.  In no event may a Participant earn an Incentive Award that is more than 200% of his or her Target Incentive Award.

3.2           Forfeiture.  One-third of a Participant’s Earned Incentive Award shall be forfeited in the event that a level of Threshold Performance is not attained, on average over the Award Period.

ARTICLE IV

PERFORMANCE GOALS

4.1           Performance Goals.  No later than ninety (90) days after the beginning of an Award Period, the Committee will establish, in writing, the Performance Goals and the Threshold Performance, Target Performance and Overachievement Performance levels for the applicable Performance Period and Award Period.  Performance between the Threshold, Target and Overachievement Performance levels shall be linear.  In establishing the Performance Goals, the Committee shall take the necessary steps to ensure that the ability to achieve the pre-established goals is uncertain at the time the goals are set.  The established written Performance Goals and the Threshold Performance, Target Performance, Overachievement Performance levels shall be written in terms of an objective formula, whereby any third party having knowledge of the relevant Company performance results could calculate the amount to be paid.  Such Performance Goals may vary by Participant and by Incentive Award.  The Committee, in its discretion (and within the time prescribed by Section 162(m) of the Code), may adjust or modify the calculation of Performance Goals to prevent dilution or enlargement of the rights of Participants:  (a) In the event of, in recognition of, or in anticipation of, any unanticipated, unusual nonrecurring or extraordinary corporate item, transaction, event, or development; or (b) in response to, or in anticipation of, changes in applicable laws, regulations, accounting principles, or business conditions.

4.2           Covered Employees.  Unless otherwise determined by the Committee, if any provision of the Plan or any Incentive Award granted to an individual who is a “covered employee” as such term is defined under section 162(m) of the Code and guidance thereunder  would not comply with section 162(m) of the Code, such provision or Incentive Award shall be construed or deemed amended to conform to section 162(m) of the Code.

ARTICLE V

TERMINATION OF EMPLOYMENT

5.1           Forfeiture.  If a Participant terminates his or her employment with the Company for any reason other than Retirement, death or permanent disability (as determined by the Committee) or if the Company terminates a Participant’s employment for any reason, in each case prior to the last day of any Award Period, such Participant will not receive payment of any Incentive Award for such Award Period.  Likewise, if the Participant’s employment with the Company is terminated for Cause during or after completion of an Award Period and prior to the date the Earned Cash Award is paid and the forfeiture and transfer restrictions lapse with respect to the Earned Stock Award, the Participant will forfeit all rights to payment of the Earned Cash Award and the Earned Stock Award.

5.2           Death, Disability and Retirement.

(a)           A Participant whose employment terminates during the Performance Period as a result of death or permanent disability (as determined by the Committee) or due to Retirement, will forfeit the Incentive Award granted with respect to that Performance Period.

(b)           A Participant whose employment terminates following the Performance Period for an Incentive Award, but prior to the end of the Award Period, as a result of death or permanent disability (as determined by the Committee), or due to Retirement, will receive payment of the Incentive Award, subject to reduction pursuant to Section 3.2, at the same time, and subject to the same Incentive Award terms, as he or she would have received or been subject to if he or she had remained employed with the Company through the end of the Award Period.

ARTICLE VI

TIMING, FORM OF PAYMENT

6.1           Determination of Earned Incentive Award.

(a)           As soon as practicable following the end of the Performance Period, the Committee shall determine each Participant’s Earned Incentive Award, if any, based on the attainment of Performance Goals during the Performance Period and shall certify in writing that the applicable Performance Goals, and any other material terms and conditions of the Incentive Award, have been satisfied for the Performance Period.  In making this determination, the Committee will be entitled to rely upon an appropriate officer’s certificate from the Company’s Chief Financial Officer.

(b)           The value of a Participant’s Earned Incentive Award shall be divided between an Earned Cash Award and an Earned Stock Award, with the Earned Cash Award equal to 30% of the value of the Earned Incentive Award and the Earned Stock Award equal to 70% of the value of the Earned Incentive Award.  The number of shares of Common Stock subject to the Earned Stock Award shall be determined by dividing the Earned Stock Award by the Fair Market Value of a share of Triumph Stock on the date the Committee determines the Earned Incentive Award under Section 6.1(a).

(c)           A Participant’s Earned Stock Award shall be issued to him or her no later than the June 15th immediately following the Performance Period in the form of a Stock Award under the 2004 Plan.  In addition to being subject to the terms and provisions of the 2004 Plan, such Stock Award shall be subject to forfeiture and transfer restrictions through the end of the Award Period under this Plan, which restrictions will be specified in the applicable Stock Award Agreement.

6.2           Certification and Payment of Incentive Award.

(a)           As soon as practicable following the end of the Award Period, the Committee shall determine the average level at which the Performance Goals have been attained for the Award Period, and determine whether any Earned Incentive Awards are subject to reduction pursuant to Section 3.2.  In making this determination, the Committee will be entitled to rely upon an appropriate officer’s certificate from the Company’s Chief Financial Officer.  To the extent that any Earned Incentive Award is subject to the one-third reduction described in Section 3.2, such reduction shall reduce each of the Earned Cash Award and Earned Stock Award portions of the Earned Incentive Award by one-third.

(b)           Following the Award Period and prior to the payment of any Earned Cash Award and the lapse of any forfeiture and transfer restrictions on any Earned Stock Award under this Plan, the Committee shall certify in writing that the applicable Performance Goals, and any other material terms or conditions of the Incentive Award, have been satisfied.  In making this certification, the Committee will be entitled to rely upon an appropriate officer’s certificate from the Company’s Chief Financial Officer.

(c)           Upon approval by the Committee of the individual Incentive Awards for each Participant, payment of the individual Incentive Awards will be made, less the withholding of appropriate taxes, as follows.  Between April 1 and June 15 immediately following the Award Period, (i) a Participant will receive a cash payment equal to the value of the Earned Cash Award, subject to any reduction pursuant to Section 6.2(a) and 6.2(d), and (ii) the transfer and forfeiture restrictions applicable to any Earned Stock Award will lapse and the Participant will be issued unrestricted shares of Triumph Stock in respect of the Earned Stock Award, subject to any reduction pursuant to Section 6.2(a) and 6.2(d).  In the event that a Participant has died prior to receiving an Incentive Award to which he is entitled, the Company shall pay such Incentive Award to the beneficiary designated in writing by the Participant to the Committee, or in the absence of a designated beneficiary, to the Participant’s estate.

(d)           The Committee will have the discretion, by Participant and by grant, to reduce (but not to increase) some or all of the amount of any Incentive Award that would otherwise be payable by reason of the satisfaction of the Performance Goals.  In making any such determination, the Committee is authorized to take into account any such factor or factors it determines are appropriate, including but not limited to Company, business unit and individual performance; provided, however, the exercise of such negative discretion with respect to one Participant may not be used to increase the amount of any award otherwise payable to another Participant.

6.3           Clawback Provision.  The Company shall have the right to recoup or “claw back” any payment made with respect to a Participant under the Plan to the extent necessary to comply with applicable Federal securities laws.

ARTICLE VII

CHANGE OF CONTROL

7.1           Change of Control.  In the event of a Change of Control during the Award Period for an Incentive Award, the Incentive Award shall be accelerated and paid within sixty (60) days following the Change of Control.

(a)           In the event that the Change of Control occurs during the Performance Period, the amount payable in respect of an Incentive Award shall be equal to the Participant’s highest Earned Incentive Award under the Plan or annual bonus earned under the Company’s annual incentive plans, or any comparable bonus under any predecessor or successor plan, for the last three full fiscal years prior to the Change of Control.  In the sole discretion of the Committee, all or a portion of the Incentive Award that becomes payable pursuant to this Section 7.1(a) may be paid in shares of Triumph Stock, which shall be issued under the 2004 Plan.  If any portion of such an Incentive Award is paid in shares of Triumph Stock, the number of shares to be delivered shall be determined by dividing the portion of the Incentive Award payable in Triumph Stock by the Fair Market Value of such Triumph Stock on the date of the Change in Control.

(b)           In the event that the Change of Control occurs after the end of the Performance Period, but prior to the end of the Award Period, the amount payable in respect of an Incentive Award shall be equal to the Earned Incentive Award for the Award Period.  The Earned Cash Award will be paid in cash and the Earned Stock Award will be paid in unrestricted shares of Triumph Stock issued under the 2004 Plan or in cash equal to the value of the number of shares of Triumph Stock subject to the Earned Stock Award on the date of the Change in Control.

ARTICLE VIII

MISCELLANEOUS

8.1           Awards of Triumph Stock.  No additional shares of Triumph Stock, whether newly authorized or treasury shares, are authorized for issuance under this Plan.  Any Earned Stock Award granted under this Plan, and any shares of Triumph Stock otherwise issued in payment of an Incentive Award shall be made under the 2004 Plan and shall be subject to the terms and conditions of such 2004 Plan.

8.2           No Right to Compensation or Employment.  Nothing in this Plan or in any agreement or other instrument executed pursuant thereto shall be construed as conferring upon any Participant the right to receive executive incentive compensation or to be continued in the employ of the Company and any rights conferred by this Plan may not be transferred, sold, assigned, pledged, anticipated or otherwise disposed of other than by will or intestate laws.

8.3           No Section 83(b) Election.  No Participant may make an election under Section 83(b) of the Code with respect to any Earned Stock Award paid hereunder.

8.4           Amendment.  This Plan may be amended at any time by the Committee and may be terminated in whole or in part at any time by the Board of Directors.  No such action may reduce the amount of any Earned Incentive Award that has not yet been paid or accelerate the payment date of any Earned Incentive Award, except as permitted under section 409A of the Code.  No amendment requiring shareholder approval under section 162(m) of the Code will be made without obtaining such shareholder approval.  This Plan shall be effective until the shareholders’ meeting that occurs in the fifth year following the year in which shareholders approve the terms of the Plan for the first Award Period.

8.5           No Set-Aside.  Nothing in this Plan shall obligate the Company to set aside funds to pay for the Incentive Awards determined hereunder.

8.6           Withholding.  The Company shall have the right to make all payments and distributions pursuant to the Plan to a Participant, net of any applicable Federal, State and local taxes required to be paid or withheld.  The Company shall have the right to withhold from wages, Incentive Award payments, or other amounts otherwise payable to such Participant such withholding taxes as may be required by law, or to otherwise require the Participant to pay such withholding taxes.

8.7           Successors and Assigns.  The Plan shall be binding upon and inure to the benefit of the Company and its successors and assigns.

8.8           Construction.  The validity, construction and effect of the Plan or any Incentive Award payable hereunder shall be determined in accordance with the laws of the Commonwealth of Pennsylvania.